CONFIDENTIAL

ADDENDUM TO

EXCLUSIVE LICENSE AGREEMENT

This ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT (the "AGREEMENT") is made between GLOBAL TECH INTERNATIONAL. INC. (“LICENSOR”), a Delaware Corporation doing business as a Foreign Corporation in the State of Michigan whose address is 33105 Kelly Rd., Suite A, Fraser, MI 48026; and LASERA TECHNOLOGIES, INC., a California corporation having a business address of 255 South Leland Norton Way, San Bernardino, CA, 92408 its sublicensors, successors, assigns, subsidiaries and business affiliates (collectively referred to as “LICENSEE”).

WITNESSETH:

WHEREAS, LICENSOR represent the following material changes, relative to the Parties of the EXCLUSIVE LICENSE AGREEMENT, including any changes in the condition of LICENSOR’s corporate structure, and additional provisions for installment payments to secure said EXCLUSIVE LICENSE:

1.

Global Tech International, Inc., is currently a wholly owned subsidiary of LBO Capital Corp.

2.

Global Tech International, Inc., has moved its offices to 33105 Kelly Rd., Suite “A”, Fraser, MI 48026

3.

3DM Worldwide plc, has changed its name to Environmental Recycling Technologies plc (“ERT”)

4.

An OPTION AGREEMENT between the Parties has expired, and replaced by an EXCLUSIVE LICENSE AGREEMENT date September 27th, 2008

5.

Global Tech International, Inc., along with its parent company LBO Capital Corp., have approved accepting installment payments for an EXCLUSIVE LICENSE AGREEMENT as described in Section 6 hereunder

6.

The EXCLUSIVE LICENSE AGREEMENT shall have an EFFECTIVE DATE of September 27th, 2008

7.

A minimum annual ROYALTY of no less than fifty thousand dollars ($50,000)  per year commencing the third year.

8.

The Parties agree that this ADDENDUM, is sufficient discloser of said material changes in the corporate structure of LICENSOR

9.

Any previous agreements between the Parties are invalid, and replaced by the EXCLUSIVE LICENSE AGREEMENT stipulated hereto

WHEREAS, LICENSOR warrants that Global Tech International, Inc. (“GLOBAL” or “LICENSOR”) is, and at times relevant hereto has been, the EXCLUSIVE LICENSOR of PCT Patent Application Nos. PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM”, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES”, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” respectively, along with any related improvements patents (hereinafter collectively referred to as “PATENTS AND IMPROVEMENTS”);

WHEREAS, GLOBAL is the EXCLUSIVE LICENSOR in all NAFTA countries from Environmental Recycling Technologies, plc of Oxon, England, owner of the abovementioned PCT Patent Nos.PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” respectively;

WHEREAS, LICENSEE was designated as the LICENSEE of a NON-EXCLUSIVE LICENSE with the right to SUBLICENSE with certain EXCLUSIVE rights reserved for particular customers, wherein the LICENSE relates to powder molded or otherwise ENCAPSULATED ANTI-BALLISTIC MATERIALS via ANTI-BALLISTIC ENCAPSULATION (as defined below) (subject to exceptions and reservations set forth below) under said LICENSED PATENTS (as defined below) at the royalty rate presently offered; and dated December15th , 2006; as well as the OPTIONEE of a previously executed OPTION AGREEMENT, the term of which has since expired, an has been exercised to convert to an EXCLUSIVE LICENSE AGREEMENT, the terms thereto described herein.

WHEREAS, LICENSOR desires to grant an EXCLUSIVE LICENSE with certain EXCLUSIVE rights reserved for all applications of the TECHNOLOGY in place of only applying to particular customers, wherein the LICENSE relates to powder molded or otherwise ENCAPSULATED ANTI-BALLISTIC MATERIALS as defined in LICENSE Agreement dated 12/15/2006, a copy of which is attached hereto, referred to herein as the “LICENSE” (subject to exceptions and reservations as set forth therein, but not granted under the provisions of the  previous OPTION AGREEMENT) under said LICENSED PATENTS (as defined in the LICENSE), with the right to SUBLICENSE, at the royalty rate previously offered:

WHEREAS, LICENSEE desires to  purchase an EXCLUSIVE LICENSE with certain EXCLUSIVE rights reserved for all applications of the LICENSED technology as described as the subject matter of the LICENSE, and further described herein, as applied to  particular customers, wherein the LICENSE relates to powder molded or otherwise ENCAPSULATED ANTI-BALLISTIC MATERIALS (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This AGREEMENT is effective as of September 27th 2008 ("EFFECTIVE DATE").

2. DEFINITIONS

2.1

The term “ENCAPSULATED ANTI-BALLISTIC MATERIALS”, as used herein, shall mean components made from any materials encapsulated within two skins of a molded polymer for the purpose of deflecting gun-fire or debris that result from the discharge of a firearm, or an explosion as such events relate to various types of protective armor, clothing, structures, motorized vehicles, aircrafts, constructions, powder molded and/or encapsulated accessories, and related ENCAPSULATED ANTI-BALLISTIC MATERIALS used in the civilian or military industries;

2.2

The term “ANTI-BALLISTIC PRODUCTS” as used herein shall mean PRODUCTS sold to any component or accessory purchaser, including contractors who, in turn, sell their PRODUCTS to ultimate consumers in the various branches of the protective armor and/or military industries.

2.3    The term “ANTI-BALLISTIC ENCAPSULATION” as used herein shall mean the use of any anti-ballistic material encapsulated within the double skinned  configuration of the PIM process as defined herein which is the subject of the  US, foreign and PCT PATENT APPLICATION numbers, PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053.

“ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” the encapsulation being performed to hold the anti-ballistic material in place within the plastic form defined by the PIM skins or other encapsulant as defined by PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” processes.

 2.4    The term “EFFECTIVE DATE OF the EXCLUSIVE LICENSE AGREEMENT” as used herein shall mean SEPTEMBER 27, 2008;

2.5

The term “KNOW-HOW” as used herein shall include any improvements developed or to be developed by LICENSOR or LICENSEE during the TERM OF THIS AGREEMENT that are directly related to the structure of the PRODUCTS themselves, or any improvements developed or to be developed by LICENSOR during the TERM OF THIS AGREEMENT that are directly related to the manufacture or use of the PRODUCTS themselves.  “KNOW-HOW” shall also include any technical expertise, assistance, or knowledge of LICENSOR or LICENSEE directly related to the processes and/or manufacture or use of the PRODUCTS that has been developed or might be developed during the TERM OF THIS AGREEMENT.

2.6

INSTALLMENT ARRANGEMENT as used herein shall mean a period of twenty four months, the condition thereof described in Section 6 hereunder.

2.7

The term “LICENSED PATENTS” shall mean US, foreign and PCT PATENT APPLICATION numbers, PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” including their national phase country counterparts, as well as any related improvement patent applications or patents, whether patent pending, patented or not, as well as any trade secrets, KNOW-HOW, and including any domestic or foreign patents maturing to issued PATENTS therefrom, any prior and subsequent continuation applications, continuation-in-part applications, divisional applications, reissues, reexaminations, and all foreign counterparts of the foregoing wherever filed and whether filed as a national application or pursuant to treaty or multinational agreement.

2.8

The term “LICENSED TECHNOLOGY” as used herein shall mean any manufacturing processes incorporating encapsulating technologies including powder impression molding and/or viscous, reactive polymer encapsulant related technologies used to make or otherwise encapsulated   approved (approval to which, will not be reasonably withheld) military vehicles, or applications, the description thereof attached hereto as Exhibit “C”, and as embodied in US, foreign and PCT PATENT APPLICATION numbers, PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” as well as any related improvement patent applications or  patents, whether patent pending, patented or not, as well as any trade secrets, KNOW-HOW, and including any domestic or foreign patents maturing to issued PATENTS therefrom, any prior and subsequent continuation applications, continuation-in-part applications, divisional applications, reissues, reexaminations, and all foreign counterparts of the foregoing wherever filed and whether filed as a national application or pursuant to treaty or multinational agreement.  LICENSOR shall provide to LICENSEE copies of all issued patents that comprise the LICENSED PATENTS, and shall promptly update those copies of patents by providing same to LICENSEE as additional patents may issue that are to be included under the LICENSED PATENTS.

2.9

The term “OPTION AGREEMENT” as used herein shall mean a previously executed agreement between the Parties, September 16th, 2007, and replaced by an EXCLUSIVE LICENSE AGREEMENT dated September 27th, 2008.

2.10

The term “POWDER MOLD PRODUCTS” as used herein shall mean ROYALTY BEARING PRODUCTS manufactured by the PIM process embodied in the PATENTS, PATENT APPLICATIONS AND IMPROVEMENTS listed hereto an further described by exhibit beginning with Exhibit “C” attached hereto.

2.11

The term “ROYALTY BEARING PRODUCTS” or “PRODUCTS” as used herein shall mean any ENCAPSULATED ANTI-BALLISTIC MATERIALS  , including or otherwise encapsulated armor or components, ANTI-BALLISTIC ENCAPSULATION PRODUCTS, or related products that are made by manufacturing methods that fall within the scope of coverage of the LICENSED TE CHNOLOGY and disclosed by exhibit, beginning with Exhibit “C” attached hereto

2.12 The term “TERM OF THIS AGREEMENT” as used herein shall mean the period extending from the EFFECTIVE DATE and shall be renewed perpetually, provided the minimum requires disclosed in Section 2.10 hereunder are met.  In the event that said minimum performance requirements are not met, the Parties will attempt to resolve the default, pursuant to Section 11.3 of the EXCLUSIVE LICENSE AGREEMENT..

2.13

The term “TERRITORY” as used herein shall mean in all NAFTA countries.

2.14   The term ‘LICENSED PRODUCT’ means any product which cannot be developed, manufactured, used or sold without utilizing PATENT RIGHTS or TECHNOLOGY RIGHTS.

3. WARRANTIES

3.1

Except for the rights, if any of the Government of the United States, as set forth below, LICENSOR hereby represents that it has the full right and power to enter into this AGREEMENT and to grant the EXCLUSIVE LICENSE set forth in this AGREEMENT. LICENSOR makes no other warranties concerning its rights covered by this AGREEMENT. LICENSOR makes no expressed or implied warranty of merchantability or fitness for a particular purpose as to any LICENSED PRODUCT. LICENSOR makes no warranty or representation as to the validity or scope of the PATENT RIGHTS or that any LICENSED PRODUCT will be free from an infringement of patents of third parties, or that no third parties are in any way infringing PATENT RIGHTS.

3.2

 LICENSEE understands that the PATENT RIGHTS and TECHNOLOGY RIGHTS may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation will prevail.

4. GRANTS INCLUDED AS PART OF THIS EXCLUSIVE LICENSE

4.1

LICENSOR hereby grants  LICENSEE an EXCLUSIVE LICENSE to convert  LICENSEE’S NON-EXCLUSIVE LICENSE, for anti-ballistic applications only, as set forth in the LICENSE Agreement attached as Attachment “A” to an EXCLUSIVE LICENSE to practice PATENT RIGHTS and TECHNOLOGY RIGHTS regarding anti-ballistic applications for industries disclosed by a Letter of Intent from the customer or sub-licensee for the PRODUCTS described herein, or approved application of the TECHNOLOGY under the same royalty and other terms set forth in the LICENSE Agreement attached as Attachment A, subject to payment terms set forth in Article 6. hereunder.

4.2

 LICENSEE may pay in full the entire fee for the EXCLUSIVE LICENSE AGREEMENT,  by paying the prescribed fees and notifying LICENSOR in writing of its intent to exercise this provision.

5. TERMINATION

5.1

LICENSOR reserves the right to convert the EXCLUSIVE LICENSE  to a NON-EXCLUSIVE LICENSE  if payment is not made on or before the payment is due or if the EXCLUSIVE LICENSE fee is not paid in full by the end of the twenty four month installment period.  Said EXCLUIVE LICENSE will terminate in the event of this TERMINATION provision 5.2.  Adjustments and extensions may be considered, but allowed only by mutual consent of the parties for an additional fee, to be paid by  LICENSEE.

5.3

All other conditions relative to TERMINATION as described in the modified version of the aforementioned NON-EXCLUSIVE LICENSE AGREEMENT dated December, 2006 shall continue to apply.

6. PAYMENT

1.1

In consideration for the aforementioned twenty four  (24) month INSTALLMENT ARRANGEMENT  provided  hereto,  LICENSEE agrees to pay LICENSOR TWENTY FIVE THOUSAND US DOLLARS ($25,000) per twelve (12) month interval to secure said EXCLUSIVE LICENSE in the field of TECHNOLOGY described in the NON-EXCLUSIVE LICENSE attached hereto as Exhibits  “A” and “B”.

Payment of said $25,000 is due on the following date

September 27th, 2008 - $10,000

November 12th,  2008 - $15,000

September 27th, 2009 - $25,000

Balance due no later than:

September 26th, 2010 - $175,000

6.2

All payments under this Agreement are to be paid in U.S. dollars, checks made payable to the order of GLOBAL TECH INTERNATIONAL, INC. and mailed to the address in Section 7.5

6.3

All continued installments  made shall be deducted from the current balance of two hundred twenty five  thousand ($225,000) cost of the EXCLUSIVE LICENSE when  all criteria is satisfied to the LICENSOR.

 7. GENERAL PROVISIONS

7.1

This AGREEMENT may not be assigned by  LICENSEE without the prior written consent of LICENSOR, which consent may not unreasonably be withheld.

7.2

This AGREEMENT references the entire history between the parties, as related to the  EXCLUSIVE LICENSE granted and attached hereto.

7.3

If any provision of this AGREEMENT is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

7.4

Any delay in enforcing a party's right under this AGREEMENT or any waiver as to a particular default or other matter will not constitute a waiver of such party's rights to the future enforcement of its rights under this AGREEMENT, except only as to an express written and signed waiver to a specific matter for a specific period of time.

7.5

Any notice required by this AGREEMENT will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

GLOBAL TECH INTERNATIONAL

3105 Kelly Rd., Suite A

Fraser, MI 48026

Attention to: Robin L. Pointer

or in the case of  LICENSEE to:

Joseph M. Ermalovich, President

Lasera Technologies, Inc

255 S. Leland Norton Way

Bernardino, CA 92408

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

7.7

This AGREEMENT will be governed by, construed, and enforced in accordance with the internal laws of the State of Michigan.

0.1

The NON-EXCLUSIVE LICENSE has been provided as a reference and is not in itself binding upon the parties.

0.2

A detailed decryption of the EXCLUSIVE LICENSE, modified from the NON-EXCLUSIVE LICENSE is attached hereto as Exhibit “C”.

8.   SIGNATURES AND ATTESTS

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed by their duly authorized representatives.

( LICENSEE) Lasera Technologies, Inc.

(WITNESS)

By: /s/ Joseph Ermalovich

Date:__09-27-2008___________

Name: Joeseph Ermalovich

Title: President_____________________

Date:_09-27-2008_________

 (LICENSOR) Global Tech International, Inc.

(WITNESS)

By: /s/ Mario DiNello

Date:_09-27-2008____________

Name:Mario DiNello

Title: _Managing Director

Date:_09-27-2008____

Exhibit “A”

NON-EXCLUSIVE LICENSE AGREEMENT

Initial: __________

Initial:_________

CONFIDENTIAL

LASERA

ENCAPSULATED ANTI-BALLISTIC MATERIALS  LICENSE AGREEMENT

THIS AGREEMENT made and entered into this15th day of December, 2006, by and between Global Tech International, Inc., a Delaware corporation having a business address of 34610 Nova Dr., Clinton Township, MI 48035 (hereinafter referred to as “LICENSOR”), on the one hand, and LASERA TECHNOLOGIES, INC., a California corporation having a business address of 255 South Leland Norton Way, San Bernardino, CA, 92408 its sublicensees, successors, assigns, subsidiaries and business affiliates (collectively referred to as “LICENSEE”), on the other.

WITNESSETH:

WHEREAS, LICENSOR warrants that Global Tech International, Inc. (“GLOBAL”) is, and at times relevant hereto has been, the exclusive licensee of PCT Patent Application Nos. PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM”, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES”, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” respectively, along with any related improvements patents (hereinafter collectively referred to as “PATENTS AND IMPROVEMENTS”);

WHEREAS, Global Tech International, Inc. is the exclusive licensee in all the NAFTA countries from 3DM Worldwide, plc of Oxon, England, owner of, the abovementioned PCT Patent Nos.PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” respectively;

WHEREAS, LICENSOR desires to provide a non-exclusive license with the right to sublicense with certain exclusive rights reserved for particular customers, wherein the license relates to powder molded or otherwise ENCAPSULATED ANTI-BALLISTIC MATERIALS     via ANTI-BALLISTIC ENCAPSULATION (as defined below) (subject to exceptions and reservations set forth below) under said LICENSED PATENTS (as defined below) at the royalty rate presently offered; and

WHEREAS, LICENSEE desires to obtain a non-exclusive license with certain exclusive rights reserved for particular customers, wherein the license relates to powder molded or otherwise ENCAPSULATED ANTI-BALLISTIC MATERIALS (as defined below)(subject to exceptions and reservations as set forth below) under said LICENSED PATENTS (as defined below), with the right to sublicense, at the royalty rate presently offered:

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1:

DEFINITIONS

1.1

The term “ENCAPSULATED ANTI-BALLISTIC MATERIALS”, as used herein, shall mean components made from any materials encapsulated within two skins of a molded polymer for the purpose deflecting gun-fire or debris that are resulted from the discharge of a firearm, or an explosion as such events relate to various types of protective armor, clothing, structures, motorized vehicles, aircrafts, constructions, powder molded and/or encapsulated accessories, and related ENCAPSULATED ANTI-BALLISTIC MATERIALS used in the civilian or military industries;

1.2

The term “ANTI-BALLISTIC PRODUCTS” as used herein shall mean PRODUCTS sold to any component or accessory purchaser, including contractors who, in turn, sell their PRODUCTS to ultimate consumers in the various branches of the protective armor and/or military industries.

0.1

    The term “ANTI-BALLISTIC ENCAPSULATION” as used herein shall mean the use of any anti-ballistic material encapsulated within the double skinned  configuration of the PIM process as defined herein which is the subject of the  US, foreign and PCT PATENT APPLICATION numbers, PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” the encapsulation being performed to hold the anti-ballistic material in place within the plastic form defined by the PIM skins or other encapsulant as defined by PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” processes.

 1.5    The term “CALENDAR QUARTER” as used herein shall mean any period of three (3) consecutive calendar months beginning with January 1, April 1, July 1, or October 1.

1.6

The term “EFFECTIVE DATE” as used herein shall mean December 15th, 2006..

1.7

The term “KNOW-HOW” as used herein shall include any improvements developed or to be developed by LICENSOR or LICENSEE during the TERM OF THIS AGREEMENT that are directly related to the structure of the PRODUCTS themselves, or any improvements developed or to be developed by LICENSOR during the TERM OF THIS AGREEMENT that are directly related to the manufacture or use of the PRODUCTS themselves.  “KNOW-HOW” shall also include any technical expertise, assistance, or knowledge of LICENSOR or LICENSEE directly related to the processes and/or manufacture or use of the PRODUCTS that has been developed or might be developed during the TERM OF THIS AGREEMENT.

1.8

The term “LICENSED PATENTS” shall mean US, foreign and PCT PATENT APPLICATION numbers, PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” including their national phase country counterparts, as well as any related improvement patent applications or patents, whether patent pending, patented or not, as well as any trade secrets, KNOW-HOW, and including any domestic or foreign patents maturing to issued PATENTS therefrom, any prior and subsequent continuation applications, continuation-in-part applications, divisional applications, reissues, reexaminations, and all foreign counterparts of the foregoing wherever filed and whether filed as a national application or pursuant to treaty or multinational agreement.

1.9

The term “LICENSED TECHNOLOGY” as used herein shall mean any manufacturing processes incorporating encapsulating technologies including powder impression molding and/or viscous, reactive polymer encapsulant related technologies used to make or otherwise encapsulated   fixed wing aircraft and as embodied in US, foreign and PCT PATENT APPLICATION numbers, PCT/US2002/003298 entitled “PROCESSES FOR FORMING PLASTIC, APPARATUS FOR FORMING PLASTIC, AND ARTICLES MADE THEREFROM, and PCT/US2003/030843 entitled “METHOD AND APPARATUS FOR FORMING PLASTIC MOLDED ARTICLES, and PCT/US2006/008053 “ENCAPSULATED MEMBERS AND PROCESSES AND APPARATUSES FOR FORMING SAME” as well as any related improvement patent applications or patents, whether patent pending, patented or not, as well as any trade secrets, KNOW-HOW, and including any domestic or foreign patents maturing to issued PATENTS therefrom, any prior and subsequent continuation applications, continuation-in-part applications, divisional applications, reissues, reexaminations, and all foreign counterparts of the foregoing wherever filed and whether filed as a national application or pursuant to treaty or multinational agreement.  LICENSOR shall provide to LICENSEE copies of all issued patents that comprise the LICENSED PATENTS, and shall promptly update those copies of patents by providing same to LICENSEE as additional patents may issue that are to be included under the LICENSED PATENTS.

1.10

 The term “MANUFACTURING COST”, as used herein, shall mean either: (1) if manufactured by a third party on behalf of LICENSEE, or imported by LICENSEE, the invoiced price paid by LICENSEE to said third party for said manufacture or importation, excluding the cost of molds, shipping, or (2) if manufactured by LICENSEE, the aggregate cost of raw materials and labor, excluding the cost of any molds and shipping, incurred in the manufacture of the aforesaid ROYALTY BEARING PRODUCTS that constitute ENCAPSULATED ANTI-BALLISTIC MATERIALS  .

1.11

 The term “NET SALES PRICE”, as used herein, shall mean the aggregate gross sales price actually received by LICENSEE from third parties for the sale of such ROYALTY BEARING PRODUCTS that constitute powder molded ENCAPSULATED ANTI-BALLISTIC MATERIALS, less deductions for returns, less discounts, less credits and allowances, less allowances in lieu of returns, and less shipping costs.

1.12

The term “POWDER MOLD PRODUCTS” as used herein shall mean ROYALTY BEARING PRODUCTS manufactured by the PIM process embodied in the PATENTS, PATENT APPLICATIONS AND IMPROVEMENTS listed above.

1.13

The term “ROYALTY BEARING PRODUCTS” or “PRODUCTS” as used herein shall mean any ENCAPSULATED ANTI-BALLISTIC MATERIALS  , including or otherwise encapsulated armor or components, ANTI-BALLISTIC ENCAPSULATION PRODUCTS, or any related products that are made by manufacturing methods that fall within the scope of coverage of the LICENSED TECHNOLOGY.

1.14

The term “TERM OF THIS AGREEMENT” as used herein shall mean the period extending from the EFFECTIVE DATE to the date of termination of this Agreement, both dates inclusive.

1.15

The term “TERRITORY” as used herein shall mean in all NAFTA countries.

ARTICLE 2:

GRANT OF LICENSE AND EXCLUSIVE RESERVATIONS and TRADE JOURNAL REQUIREMENT

2.1

LICENSOR hereby grants to LICENSEE a non-exclusive, non-transferable (except for the assignability provisions of Article 9 hereof) license in the United States to make, use, sell and sublicense the LICENSED PATENTS during the TERM OF THIS AGREEMENT with certain exclusive rights reserved for particular customers as further detailed hereinbelow in paragraphs 2.7 – 2.10.

2.2

LICENSOR hereby expressly gives LICENSEE the right to sublicense pursuant to, and under the same terms as, this agreement, to third parties so long as those parties are approved in writing by LICENSOR, and as long as any sublicensees agree to be bound by the terms of this agreement.

2.3

LICENSEE agrees to attempt to make a press release shortly after signing this agreement and agrees to use its best efforts to publish an article in a suitable industry trade journal regarding the license with the next year.

2.4

LICENSEE, including any and all sublicensees, and LICENSOR shall communicate to each other, on a timely basis, i.e., within 90 days, any improvements developed during the TERM OF THIS AGREEMENT that are directly related to the structure or manufacture of the ENCAPSULATED ANTI-BALLISTIC MATERIALS   or PRODUCTS, or any improvements developed by LICENSEE or LICENSOR during the TERM OF THIS AGREEMENT that are directly related to making or using the ENCAPSULATED ANTI-BALLISTIC MATERIALS. To the extent that property rights exist in the aforesaid improvements, including intellectual property rights, those rights shall be assigned to and belong to LICENSOR.

2.5

LICENSOR and LICENSEE shall communicate to each other any improvements developed during the TERM OF THIS AGREEMENT that are directly related to the structure of the PRODUCTS, or any improvements developed by LICENSOR during the TERM OF THIS AGREEMENT that are directly related to making or using the PRODUCTS. To the extent that property rights exist in the aforesaid improvements, including intellectual property rights, those rights shall be owned by and belong to LICENSOR regardless of origin from either LICENSOR or LICENSEE, and, during the TERM OF THIS AGREEMENT, the LICENSEE that generated the improvement shall have a non-exclusive non-royalty-bearing license in the aforesaid improvements in connection with making, using, importing, selling, or offering for sale PRODUCTS in the TERRITORY subject to the right to sublicense as described in paragraph 2.2 above. However, any subsequent sublicensees shall have to pay a royalty on the improvement in accordance with the royalty schedule of Article 3, just as it would for any other LICENSED TECHOLOGY.

2.6

All rights in the LICENSED PATENTS, except those expressly conveyed or granted in this AGREEMENT are reserved by LICENSOR.

2.7

An exclusive license is hereby granted by LICENSOR to LICENSEE to sublicense individual sponsors of government funded programs that are initiated by LICENSEE within the United States Department of Defense.  Such individual sponsors include, for example, the laser de-painting project that the LICENSEE is engaged in with the Marine Corp Parts Depot in Barstow, California that is sponsoring the LICENSEE.  Such exclusive relationships shall be detailed in writing to LICENSOR for each and every individual sponsor relationship.

2.8

In order to achieve exclusivity for a relationship with a particular individual sponsor, LICENSEE shall provide a Letter of Interest signed by the individual sponsor for the files of LICENSOR.  Such Letters of Interest shall indicate that a financial and time investment is anticipated for the research and development of the project being investigated, and as such will also serve as proof to other non-exclusive licensees that LASERA deserves a limited exclusive license for that customer.

2.9

During the term of the license agreement, in order to achieve a limited exclusivity for a relationship with a particular government or non-government customer, a signed Letter of Interest must by executed by the non-government customer and submitted to LICENSOR for comparison with any other projects engaged in by other non-exclusive LICENSEES for availability. Such Letters of Interest shall indicate that a financial and time investment is anticipated for the research and development of the project being investigated, and as such will also serve as proof to other non-exclusive licensees that LASERA deserves a limited exclusive license for that customer.

2.10

If such a limited exclusive arrangement with a government or non-government customer does not produce a royalty by the end of two years from the date of the Letter of Interest, LICENSEE will pay Global Tech a $10,000 Retention Fee and will continue to pay $10,000 each year thereafter, up to five years, provided the agreement is still in effect, for each account that does not produce a royalty, unless a written Notice of Account Release is provided to LICENSOR by LICENSEE. LICENSEE considers a two-year period of time to be an aggressive schedule because of the Research and Development involved.

ARTICLE 3:

ROYALTIES AND PAYMENT SCHEDULE

3.1

As consideration for the grant of the non-exclusive license in the United States under Article 2 hereof, LICENSEE and any of its sublicensees agree to pay to LICENSOR a royalty on ROYALTY BEARING PRODUCTS that are sold by LICENSEE to third parties, calculated as follows:

(A)

Five percent (5%) of the NET SALES PRICE received by LICENSEE for the sale to third parties of the aforesaid ROYALTY BEARING PRODUCTS incorporating the LICENSED TECHNOLOGY shall be paid to LICENSOR on a timely basis pursuant to paragraph 3.2 and 3.3 below.

3.2

Payment of all royalties accrued during a CALENDAR QUARTER under the provisions of Article 3 hereof shall be made within forty-five (45) days after the end of the respective CALENDAR QUARTER, in United States Dollars, without deduction for exchange, transfer, or other charges.

3.3

In the event that any payment due hereunder is not made when due, the payment shall accrue compound interest daily beginning on the first day following the day on which the payment became overdue and shall be calculated prorate at the monthly rate of the sum of one and one-half (1 ½ %) percent compound interest. If LICENSEE is late on more than two occasions of payments due, then a collective reasonable remedy will need to be addressed.

ARTICLE 4:

RECORDS AND REPORTS

4.1

LICENSEE shall maintain a true and correct set of records pertaining to LICENSEE’s manufacture, the manufacture on LICENSEE’s behalf, the importation by LICENSEE, and/or the sale of PRODUCTS by or on behalf of LICENSEE in the TERRITORY during the TERM OF THIS AGREEMENT.  LICENSOR shall have the right to inspect and audit at LICENSOR’s sole expense at any reasonable time or times during the TERM OF THIS AGREEMENT and for a period of three (3) years thereafter, through one or more independent accountants chosen by LICENSOR and approved by LICENSEE (which approval will not be unreasonably withheld), the books and records of LICENSEE, for the sole purpose and only to the extent necessary to determine royalties due under this Agreement. If there is any discrepancy with amounts due, LICENSEE shall pay for said audit.

4.2

LICENSEE shall make full and true reports in writing to LICENSOR, within forty-five (45) days after the end of each CALENDAR QUARTER, which occurs, or any portion thereof, which occurs, within the TERM OF THIS AGREEMENT.  Such reports shall set forth:

(A)

the number of UNITS of PRODUCTS, broken down by type of PRODUCT, manufactured by or on behalf of LICENSEE during the respective CALENDAR QUARTER,

(B)

the average per UNIT MANUFACTURING COST of ROYALTY BEARING PRODUCTS for each size and type of PRODUCTS that constitute ENCAPSULATED ANTI-BALLISTIC MATERIALS   sold by LICENSEE during the respective CALENDAR QUARTER,

(C)

the average per UNIT NET SALES PRICE for ROYALTY BEARING PRODUCTS for each size or type of PRODUCTS that constitute ENCAPSULATED ANTI-BALLISTIC MATERIALS   sold by LICENSEE during the respective CALENDAR QUARTER, and

(D)

the calculation of the total amount of royalties due from LICENSEE to

LICENSOR for LICENSEE’s sale of ROYALTY BEARING

PRODUCTS during the respective CALENDAR QUARTER.

All reports shall be duly signed on behalf of LICENSEE and accompanied by either the payment of, or evidence of payment of, all royalties due for the respective CALENDAR QUARTER.

ARTICLE 5:  TECHNOLOGY OWNERSHIP

5.1

LICENSOR agrees to provide LICENSEE, at LICENSEE’s request, with access to or copies of any documentation, drawings, and designs relating to the LICENSED TECHNOLOGY for the purpose of LICENSEE’s good faith research in order to design and make LICENSEE’s PRODUCTS.

5.2

LICENSEE agrees to assign all technology rights to improvements and related intellectual property rights to LICENSOR that arise during the term of this agreement, as foreground technology. Further, LICENSEE expressly agrees, by the signing of this agreement, that any and all necessary paperwork will be signed without any incident for the securement of intellectual property protection, whether for foreign or domestic applications. By signing this agreement, any inventors in the employment of any LICENSEE, or any LICENSEE-owner, are under a duty to sign any necessary assignments, Notices of Entitlements, Powers of Attorney, or the like. However, these improvements may be made, used and sold royalty-free by LICENSEE so long as this agreement is in effect. However, royalties will be imposed on all other parties including sublicensees, pursuant to paragraph 2.5 hereinabove, that were not the generators of the improvement. Once this agreement terminates, all rights revert back to LICENSOR.

5.3

Upon termination of this agreement, LICENSEE agrees to provide LICENSOR with a right of first refusal to purchase any manufacturing equipment relating to the LICENSED TECHNOLOGY at fair market value and to provide LICENSOR with a full listing of customers and their contact information along with any pertinent distributor lists and marketing representatives, in the event that this agreement terminates.

ARTICLE 6:

ENTIRE AGREEMENT, WAIVERS, AND MODIFICATIONS

6.1

It is understood that this AGREEMENT contains the entire agreement between the parties relating to the LICENSED PATENTS.  Neither party shall be bound by any agreement, covenants, or warranties made by its agents or employees, or any other person, unless such agreements, covenants, and warranties shall be reduced to writing and signed by it.  The failure of either of the parties at any time or times to require performance of the other of any provisions hereof shall in no manner affect the right of the first-mentioned party thereafter to enforce the same.  The waiver by either of the parties of any breach of any provision hereof shall never be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

ARTICLE 7:

ASSIGNABILITY

7.1

This AGREEMENT shall be binding upon and shall inure to the benefit of LICENSOR and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of LICENSEE and its successors in interest.  LICENSEE may, without the written consent of LICENSOR: (A) assign or sublicense this AGREEMENT to any entity or person in which LICENSEE owns sixty percent (60%) or more of the assets, or (B) assign this AGREEMENT as part of a transfer of all or substantially all of the assets of LICENSEE to any party.  This AGREEMENT shall not otherwise be assigned by LICENSEE without prior approval by LICENSOR being first obtained in writing.

ARTICLE 8:

WARRANTIES, INDEMNIFICATION, AND INSURANCE

8.1

LICENSOR represents and warrants that, except as specifically set forth herein, GLOBAL is the owner of all rights with respect to the LICENSED PATENTS and related technologies, whether patent pending or not, and has non-exclusively licensed LICENSOR, who, in turn, has the right under the license with GLOBAL to sublicense others non-exclusively under the LICENSED PATENTS.  Consequently, LICENSOR warrants that LICENSOR has the right, power and authority to enter into and carry out the terms and provisions of this AGREEMENT.  LICENSOR shall indemnify, defend and hold LICENSEE and its members, officers, directors, employees, representatives, and agents, as well as its successors and assigns, harmless against any and all loss, damage, liability and expenses (including reasonable attorneys’ fees) which are attributable, directly or indirectly, in whole or in part, to LICENSOR’s breach of the foregoing warranty. LICENSOR shall have the right in connection with the aforesaid indemnification and defense to control and conduct the defense and control and conduct the settlement of any such matter.  LICENSEE shall give LICENSOR prompt notice of any claim which is the subject matter of this indemnification and defense provision, and LICENSEE shall have the right to participate in the defense thereof with counsel of LICENSEE’s choice, at LICENSEE’s expense.

8.2

LICENSEE is solely responsible for its activities carried out under the license granted hereunder, and unless otherwise stated herein, LICENSOR makes no representation or warranty, either express or implied, relating to the LICENSED PRODUCTS or LICENSEE’s manufacture, use, offer for sale, or sale thereof, and LICENSOR hereby expressly disclaims all warranties, including but not limited to warranties of merchantability and fitness for a particular purpose, whether express, implied, or arising by operation of law, trade, usage, or course of dealing, pertaining to same.  In no event shall LICENSOR be liable for any incidental, consequential or special damages of any kind or nature whatsoever, including but not limited to lost profits arising from or in any way connected with or to the LICENSED PRODUCTS or LICENSEE’s manufacture, use, offer for sale, or sale thereof, whether alleged to arise from personal injury, property damage, shutdown or non-operation of any facility, or any other cause, or under any theory of liability, whether based in contract, tort (including negligence), strict liability, or otherwise, and regardless of whether LICENSOR been advised of the possibility of such damage.

8.3

LICENSEE shall defend and hold harmless LICENSOR, its successors and assigns and their officers, employees, and agents from, against, for and in respect of any and all damages, liabilities, demands, losses, costs, and expenses, including reasonable attorney’s fees, arising out of any claim, allegation, threat, suit, action, or proceeding for bodily injury, death or property damage, or any other injury or damage of any kind whatsoever, and any award or settlement of such claim, allegation, threat, suit, action, or proceeding relating to LICENSEE’s manufacture, use, offer for sale, or sale of the PRODUCTS, or to LICENSEE’s failure to comply with any laws, ordinances, or regulations relating thereto.  LICENSEE’s duties under this Paragraph 9.3 are contingent upon: (A) LICENSOR notifying LICENSEE promptly in writing of the claim, allegation, threat, suit, action, or proceeding; (B) LICENSEE having the exclusive right to control and direct the investigation, preparation, defense and settlement thereof; and (C) LICENSOR’s reasonable cooperation at LICENSEE’s expense.  This hold harmless is inclusive of the instances of any lawsuits begun and maintained by the parties described hereinabove in Paragraphs 2.2-2.6.

8.4

LICENSEE agrees to obtain and maintain at its own expense, standard product liability insurance in amounts no less than One Million Dollars ($1,000,000.00) per occurrence, combined single limits, against any and all claims arising out of any use of and/or alleged defects in the PRODUCTS, caused by any negligent act or omission of LICENSEE.  LICENSOR shall be named as an additional insured under such policy of insurance, and such policy shall provide for notice to LICENSOR from the insurer in the event of any modification and/or termination of insurance.  Before distribution of the PRODUCTS by LICENSEE commences under this AGREEMENT, LICENSEE shall furnish to LICENSOR documentation from LICENSEE’s insurance carrier evidencing the amount of insurance coverage in effect and naming LICENSOR as additional insured thereunder.

8.5

LICENSEE hereby agrees to assume the responsibility for procuring and maintaining patent infringement insurance during the term of this agreement in the amount of five million US Dollars ($5,000,000) at their expense in both the names of LICENSEE and LICENSOR for both prosecution and abatement.

ARTICLE 9:

 LAW AND CONFIDENTIALITY

9.1

This Agreement shall be construed according to the laws of the State of Michigan, except where prohibited by conflict of law rules; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent in question and in accordance with the laws applicable to such patent.

9.2

The LICENSOR and LICENSEE consent, to the extent permitted by law, to the exclusive jurisdiction and venue of the federal and state courts located in southeastern Michigan and/or Macomb County, Michigan, in any action arising out of or relating to this AGREEMENT.  The LICENSOR and LICENSEE waive, to the extent permitted by law, any other venue to which either LICENSOR or LICENSEE might otherwise be entitled by domicile or otherwise.

9.3

Receiving party shall not at any time use or disclose, nor permit the use of disclosure of, directly or indirectly, any Protected Information for any unauthorized purpose including a contravention of disclosing party’s policies or procedures; (ii) a purpose otherwise inconsistent with disclosing party’s measure to protect its interests in its Protected Information; (iii) in contravention of any lawful instruction or directive, whether written or oral, of disclosing party or any of its employees emor otherwise encapsulated   to issue such instructions or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of disclosing party. Receiving party shall disclose, reproduce, summarize or distribute Protected Information only in pursuance of receiving party’s business relationship with disclosing party.

ARTICLE 10:

ADDRESSES FOR WRITTEN NOTICES

10.1

All reports and notices referenced or required herein shall be in writing, and shall be sent to the other party by pre-paid first class mail or certified return receipt mail to the following address(es) unless said address(es) are changed by written notice to the other party in compliance with this Paragraph:

FOR LICENSEE:

        FOR LICENSOR:

LASERA TECHNOLOGIES, INC. 255 South Leland Norton Way San Bernadino, CA 92408 Attn: Joseph Ermalovich Managing Director With a copy to:	GLOBAL TECH INTERNATIONAL, INC. 34610 Nova Dr Clinton Township, MI 48035 Attn: President With a copy to: Lynn E. Cargill CARGILL & ASSOCIATES, PLLC 56 Macomb Place Mt. Clemens, Michigan 48043

ARTICLE 11:

TERM AND TERMINATION

11.1

This AGREEMENT shall commence on the EFFECTIVE DATE and shall continue (unless earlier terminated for cause according to the provisions of this AGREEMENT) until December 31, 2007.  The AGREEMENT shall renew automatically (unless earlier terminated for cause according to the provisions of this AGREEMENT) for successive one (1) year periods on the same terms and conditions set forth in this AGREEMENT, unless either LICENSOR or LICENSEE provides notice, pursuant to Paragraph 11.3, to the other party sixty (60) days prior to the end of the term that the notifying party does not desire to have the AGREEMENT renew automatically for the following year.

11.2

In no event shall the TERM OF THIS AGREEMENT extend beyond the date of expiration of the last patent or patent application in the LICENSED PATENTS to expire, and then this AGREEMENT shall expire without notice.

11.3

In the event of any default, breach of confidence, or failure by LICENSEE to make payment herein provided when due or to comply with any of the material terms, covenants, or provisions of this AGREEMENT, LICENSEE shall have sixty (60) days after the giving of written notice by LICENSOR of such default for two occasions in which to correct such default.  The aforesaid written notice, in order to be effective, is suggested to have the following wording in at least 18 point bold faced type at or near the top of the written notice: “NOTICE OF DEFAULT--CORRECTIVE ACTION REQUIRED WITHIN SIXTY (60) DAYS TO MAINTAIN RIGHTS UNDER LICENSE.”  The aforesaid written notice shall be effective upon actual receipt by the person(s) listed in Paragraph 10.1 hereof, or upon delivery by certified mail, return receipt requested, to the address(es) listed in Paragraph 10.1 hereof.  If such default is not corrected within the said sixty (60) day period, LICENSOR shall have the right, at its option, to cancel and terminate this entire AGREEMENT by providing written notice of said cancellation or termination to LICENSEE in the manner set forth in this Paragraph.

11.4

In the event of the default or breach of confidence or failure by LICENSOR to comply with any of the material terms, covenants, or provisions of this AGREEMENT, LICENSOR shall have sixty (60) days after the giving of written notice by LICENSEE of such default within which to correct such default.  The aforesaid written notice, in order to be effective, is required to have the following wording in at least 18 point bold faced type at or near the top of the written notice: “NOTICE OF DEFAULT--CORRECTIVE ACTION REQUIRED WITHIN SIXTY (60) DAYS TO MAINTAIN RIGHTS UNDER LICENSE.”  The aforesaid written notice shall be effective upon actual receipt by the person(s) listed in Paragraph 10.1 hereof, or upon delivery by certified mail, return receipt requested, to the address(es) listed in Paragraph 10.1 hereof.  If such default is not corrected within the said sixty (60) day period, LICENSEE shall have the right, at its option, to cancel and terminate this entire AGREEMENT by providing written notice of said cancellation or termination to LICENSOR in the manner set forth in this Paragraph.

11.5

No termination of this AGREEMENT shall constitute a termination or a waiver of any rights of either party against the other party accruing at or prior to the time of such termination.  LICENSEE’s obligations under Article 4 hereof shall survive any termination of this AGREEMENT.

11.6

Following termination or expiration of this AGREEMENT, LICENSEE shall be entitled to sell or to offer for sale any ROYALTY BEARING PRODUCT acquired by LICENSEE but not previously sold by LICENSEE prior to termination or expiration of this AGREEMENT.  LICENSEE shall be required to continue to maintain confidentiality, and to provide reports and royalty payments in the manner set forth in Article 4 for each CALENDAR QUARTER following expiration or termination of this AGREEMENT in which LICENSEE sells such ROYALTY BEARING PRODUCT acquired by LICENSEE prior to termination or expiration of this AGREEMENT.

11.7

LICENSOR agrees that it will pay any maintenance fees associated with the LICENSED PATENTS for the TERM OF THIS AGREEMENT.  If LICENSOR does not pay the aforesaid maintenance fees, then LICENSEE, at LICENSEE’s option, may provide written notice pursuant to Paragraph 12.3 to LICENSOR of LICENSOR’s default hereunder for failure to pay the maintenance fees and LICENSEE’s request that the failure be corrected.  If, the grace period allowed by the Patent Office thereafter, LICENSOR has not provided notice to LICENSEE, together with documentation showing that LICENSOR has cured the failure to pay maintenance fees, then LICENSEE, at LICENSEE’s option, may: (A) pay the maintenance fees and any late fees required to maintain the LICENSED PATENTS, and may deduct any maintenance fees and late fees that were paid by LICENSEE from royalties that otherwise would be paid under Articles 3 and 4 herein; or (B) cancel or terminate this entire AGREEMENT by providing written notice of said cancellation or termination to LICENSOR in the manner set forth in Paragraph 11.1.

ARTICLE 12:

PATENT INFRINGEMENT

12.1

In the event that LICENSEE shall submit to LICENSOR reasonable evidence in writing that (1) any person, firm, corporation, or entity who is not licensed by LICENSOR is infringing the LICENSED PATENTS, and (2) such infringement by said person, firm, corporation, or entity is substantially adversely affecting LICENSEE’s business in the TERRITORY, and in the event that LICENSOR shall fail within six (6) months after receipt of such evidence either to terminate such infringement or to institute or to have GLOBAL institute suit against the infringer and diligently thereafter to prosecute such suit, LICENSEE may, so long as such unlicensed competition continues, withhold the payment of royalties that would be otherwise payable hereunder (for ROYALTY BEARING PRODUCTS which first become subject to royalty hereunder after such six (6) month period) with respect to the patent claim or claims so infringed, provided, however, that royalties shall again begin accruing and thereafter be payable in accordance with Articles 3 and 4 commencing on the date: (a) such infringement is terminated, or (b) such suit is filed by LICENSOR or GLOBAL, whichever occurs first.  This paragraph shall not operate to require that LICENSOR or GLOBAL undertake more than one suit against infringers of the LICENSED PATENTS at any one time in order to be entitled to royalty payments from LICENSEE.

ARTICLE 13: SEVERABILITY

13.1

The parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

13.2

In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, LICENSOR, by written notice to LICENSEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

ARTICLE 14: WAIVER, INTEGRATION, ALTERATION

14.1

The waiver of a breach hereunder may be affected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

14.2

This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning PATENTS and IMPROVEMENTS.

14.3

A provision of this Agreement may be altered only by a writing signed by both parties, except as provided in paragraphs 13.1 and 13.2, above.

ARTICLE 15: MARKING

15.1 LICENSEE shall place in a conspicuous location on LICENSED PRODUCTS, a patent notice in accordance with 35 U.S.C. §282. LICENSEE agrees to mark any products made using a process covered by any PATENT or IMPROVEMENT with the number of each such patent and, with respect to such PATENTS and IMPROVEMENTS, to respond to any request for disclosure under 35 U.S.C. §287 (b)(4)(B) by only notifying LICENSOR of the request for disclosure.

ARTICLE 16:  BUY-SELL FOR FUTURE EXCLUSIVE LICENSE HOLDER

16.1

LICENSOR and LICENSEE hereby agree that in the event that a third party wishes to negotiate the purchase of an exclusive license, that would include this license as a subset, then, if LICENSOR and LICENSEE are agreeable with the third party offer, they shall negotiate in good faith to accommodate the new third party sale. This means that any sublicensee of this contract shall also negotiate in good consideration, if at all possible. If both parties disagree as to the value, on the ongoing business that is in progress, then an outside auditor or intellectual property evaluator may be commissioned as agreed to by all parties.

ARTICLE 17: PUBLICITY AND PUBLICATIONS

17.1

LICENSEE hereby warrants that at least one published article shall be made each year in an industrially recognized publication relating to the LICENSED TECHNOLOGY. LICENSEE understands that there is a duty, under this agreement, to acquire written approval from the patent counsel of LICENSOR prior to the submission of any publication materials to such a periodical or publication, if it contains new intellectual property. LICENSEE understands that patent documents may need to be filed in order to secure intellectual property rights, LICENSEE shall not endanger those rights by publishing any scientific or technical data, recordings, charts, or any other information which may be considered proprietary to this agreement.  If a publication is held by counsel for review for patent protection then it obviates the requirements of 17.1.

17.2

With respect to any announcements made by LICENSEE, regarding LICENSOR, prior written approval must be given by LICENSOR, because LICENSOR is a public corporation. In publicizing anything made, used, or sold under this Agreement, LICENSEE shall not use the name of LICENSOR or otherwise refer to any organization related to LICENSOR, except with the written approval of LICENSOR.

ARTICLE 18: APPLICABLE LAW

18.1

This Agreement shall be construed in accordance with the substantive laws of the State of Michigan of the United States of America.

LICENSOR

LICENSEE

By: /s/ Robin L. Pointer

By:

/s/ Joseph Ermalovich

Robin L. Pointer

Joseph Ermalovich

Managing Director

Managing Director

Global Tech International, Inc.

LASERA TECHNOLOGIES, INC.

Dated: December 15th, 2006

Dated:

December 15th, 2006

Initial: __________

Initial:_________